Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER 2006

RESULTS; INCREASES CERTAIN MID-POINTS OF FULL YEAR 2006 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, NOVEMBER 6, 2006

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2006. Highlights of the results include:

❑	Third quarter over year earlier period:

•	Site leasing revenue growth of 81.0%

•	Tower cash flow growth of 79.8%

•	Operating income growth of $3.9 million

•	Loss from continuing operations increased from $(14.4) million to $(24.1) million

•	Adjusted EBITDA growth of 91.1%

•	Equity free cash flow growth of 167.1%

Operating Results

Total revenues in the third quarter of 2006 were $98.2 million, compared to $66.0 million in the year earlier period, an increase of 48.7%. Site leasing revenue of $74.4 million and site leasing segment operating profit of $53.5 million were up 81.0% and 82.0%, respectively, over the year earlier period. Included in site leasing revenue for the current period were certain one-time and non-recurring items that provided a net benefit of $2.2 million. Site leasing contributed 95.6% of the Company’s total segment operating profit in the third quarter of 2006.

Tower Cash Flow for the third quarter of 2006 was $53.7 million, a 79.8% increase over the year earlier period. Tower Cash Flow margin for the third quarter was 74.2%, a 70 basis point improvement over the year earlier period. SBA defines Tower Cash Flow to exclude the non-cash impact from straight-line calculations used to determine site leasing revenue and ground rent expense.

AAT contributed $23.3 million and $15.3 million of the Company’s site leasing revenue and Tower Cash Flow, respectively, in the third quarter.

Site development revenues were $23.8 million in the third quarter of 2006 compared to $24.9 million in the year earlier period, a 4.6% decrease. Site development segment operating profit margin was 10.5% in the third quarter of 2006, compared to 6.4% in the year earlier period.

Selling, general and administrative expenses were $10.9 million in the third quarter of 2006, compared to $6.7 million in the year earlier period. Included in selling, general and administrative expenses in the current period were non-cash compensation charges of $1.5 million and AAT one-time integration, transaction, severance and bonus costs of $0.5 million, compared to non-cash compensation charges of $0.1 million in the year earlier period. Loss from continuing operations and net loss for the third quarter of 2006 was $(24.1) million or $(0.23) per share, compared to a loss of $(14.4) million or $(0.19) per share in the year earlier period.

Adjusted EBITDA in the third quarter of 2006 was $47.5 million, compared to $24.8 million in the year earlier period, or a 91.1% increase. SBA defines Adjusted EBITDA to exclude, among other items, the non-cash impact from straight-line calculations used to determine site leasing revenue and ground rent expense. Adjusted EBITDA margin was 49.4% in the third quarter of 2006 compared to 37.9% in the comparable prior year period. Net cash interest expense and non-cash interest expense, exclusive of amortization of debt issuance costs, was $26.0 million and $0 million, respectively, in the third quarter of 2006, compared to $10.0 million and $6.0 million in the year earlier period. Equity free cash flow for the three months ended September 30, 2006 was $18.9 million compared to $7.1 million in the year earlier period.

“We are very happy with our third quarter results,” President and Chief Executive Officer. “Customer activity remained strong, and we did a good job of capturing that activity while we substantially completed the integration of AAT. We enjoyed strong year-over-year leasing revenue and tower cash flow growth rates, once again demonstrating the attractiveness of our tower assets. The quality of our assets was further evidenced by the strong investor demand we experienced in our recent $1.15 billion CMBS issuance. With that transaction, we materially lowered our interest expense and have completed the transformation of our balance sheet that we started in 2003. Our improved balance sheet, together with our expectations of continued strong customer activity, makes us very optimistic about the remainder of 2006, 2007 and our ability to continue to materially increase equity free cash flow per share.”

Investing Activities

During the third quarter of 2006, SBA purchased 178 towers, built 17 towers and decommissioned 1 tower. As of September 30, 2006, SBA owned 5,475 towers. Total cash capital expenditures for the third quarter of 2006 were $35.9 million, consisting of $1.9 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $34.0 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases). The 178 acquired towers were purchased for an aggregate amount of approximately $53.0 million, of which approximately $24.4 million was paid in cash and the remainder in shares of SBA common stock.

The Company has agreements to purchase an additional 40 towers for an aggregate amount of approximately $15.0 million, which the Company expects to fund from cash and shares of its common stock. The Company anticipates that these acquisitions will be consummated by the end of the first quarter of 2007.

Financing Activities and Liquidity

SBA ended the third quarter with $405 million of commercial mortgage-backed pass-through certificates bearing a contractual weighted average monthly fixed rate of interest of 5.6%, $1.1 billion of bridge financing, no borrowings under the $160 million senior credit facility, $51.9 million of cash and restricted cash, and net debt of $1.5 billion. The Company’s net debt to annualized Adjusted EBITDA leverage ratio at September 30, 2006 was 7.7x.

On November 6, 2006, SBA through SBA CMBS Trust issued $1.150 billion of Commercial Mortgage Pass-Through Certificates, Series 2006-1 (“Certificates”) in a private transaction. The net proceeds received from the offering were used to repay the Company’s $1.1 billion bridge facility in full, to fund reserves, to pay fees and expenses and for general corporate purposes. Pro Forma for this transaction, the Company has total indebtedness outstanding of $1.555 billion, consisting entirely of commercial mortgage pass-through certificates bearing a contractual weighted average monthly fixed coupon interest rate of 5.9%.

Outlook

The Company is updating its Full Year 2006 Outlook for anticipated results from continuing operations to reflect current views. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission. The Company intends to provide its 2007 Outlook at its Investor/Analyst Day scheduled for November 13, 2006.

	Quarter ended December 31, 2006			Full Year 2006
	($ in millions)
Site leasing revenue	$71.5	to	$73.5	$253.0	to	$255.0
Site development revenue	$22.0	to	$24.0	$94.5	to	$96.5
Total revenues	$93.5	to	$97.5	$347.5	to	$351.5
Tower cash flow	$52.0	to	$53.5	$184.5	to	$186.0
Adjusted EBITDA(1)	$45.5	to	$47.5	$159.5	to	$161.5
Net interest expense(2)	$25.0	to	$26.0	$86.0	to	$87.0
Non-discretionary cash capital expenditures(3)	$1.5	to	$2.0	$6.5	to	$7.0
Discretionary cash capital expenditures(4)	$19.0	to	$20.0	$99.0	to	$100.0
Equity free cash flow(5)	$17.0	to	$20.5	$63.5	to	$67.0

(1)	Excludes up to $3 million of one-time transition, integration, severance and bonus costs anticipated to be incurred in connection with the AAT acquisition.
(2)	Excludes amortization of debt issuance costs and interest rate hedging benefits. Includes non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases.

We plan on building approximately 15 new towers in the fourth quarter of 2006 for our ownership. Full year expenditure guidance includes all completed acquisitions (other than AAT) and approximately $15 million of cash expenditures related to pending acquisitions described above.

(5)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes.

Review of Stock Option Grants and Procedures

The Company has undertaken a comprehensive review of its option grant practices, including a review of its underlying stock option grant documentation and procedures and related accounting. This review was initiated voluntarily by management of the Company following the public release of a letter dated September 19, 2006 from the SEC’s Office of Chief Accountant, which provided further interpretive guidance related to stock option granting practices. The review has been conducted with the knowledge of the Company’s independent accountants. Management’s findings and conclusions have been reviewed by outside legal counsel and the Company’s internal auditors, and have been presented to the Company’s Board of Directors. Each such outside counsel and internal audit reviewed such documentation and interviewed such persons as they deemed necessary to reach their own conclusions with respect to the matters reviewed by management. The Company believes its review is substantially complete at this time.

This review has identified various deficiencies in the process of granting and documenting stock options. The Company believes that, with respect to certain stock option grants, (i) the proper measurement date for accounting purposes differs from the measurement dates used by SBA, and (ii) the Company incorrectly accounted for options held by persons who served (at different times) as both independent contractors and employees of SBA. During its review, management did not identify any evidence of fraudulent conduct relating to stock option grants. As a result of these findings, the Company has determined that from fiscal year 1999 through the end of fiscal 2005, it had unrecorded non-cash equity-based compensation charges of $7 to $9 million. These charges are not material to the Company’s historical financial statements in any of the periods to which such charges would have related and, therefore, the Company will not restate its historic financial statements.

The Company will, however, in accordance with the transition provisions of Staff Accounting Bulletin 108, record a reclassification, within the assets and equity sections of the consolidated balance sheet to be included in its Form 10-Q for the fiscal quarter ending September 30, 2006, in an anticipated amount of $7 to $9 million, excluding any related tax effect. This reclassification represents the effect of the adjustment resulting from the non-cash charges discussed above that relate to fiscal 2005 and prior years. The Company also expects to record a year-to-date non-cash selling, general and administrative expense charge in its consolidated statement of earnings of approximately $0.2 million in the fiscal third quarter. This pre-tax charge represents the total of the first and second quarter 2006 charges related to the impact of the revised measurement dates (and the correction of various other immaterial errors referred to above), and the applicable charge for the third quarter. The Company is reviewing any potential tax implications relating to the Company’s stock option grants, but does not anticipate any such matters will have a material impact on the Company’s financial position.

Conference Call Information

SBA Communications Corporation will host a conference call to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, November 7, 2006 at 10:00am Eastern Standard Time

Dial-in number:	800-230-1074

Conference call name:	“SBA Third Quarter Results”

Replay:	November 7, 2006 at 5:00pm to November 21, 2006 at 11:59pm

Number:	800-475-6701

Access Code:	844820

Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer activity; (ii) the Company’s prospects for 2006 and 2007 and its ability to materially increase equity free cash flow per share, (iii) the Company’s financial and operational guidance for the third quarter of 2006 and full year 2006; (iv) the consummation of pending tower acquisitions by the end of the first quarter of 2007 and the type of consideration to be paid in such pending tower acquisitions; (v) the Company’s plan to build approximately 15 new towers in the fourth quarter of 2006; (vi) the Company’s belief that its review of its stock option grant practices is substantially complete, (vii) the Company’s belief that the aggregate amount of unrecorded non-cash equity-based compensation charges will be $7 to $9 million and its expectation that it will not need to restate its historical financial statements; (viii) the Company’s expectation that it will record a year-to-date non-cash selling, general and administrative expense charge in its consolidated statement of earnings of approximately $.2 million in the fiscal third quarter; and (ix) the Company’s expectation that any potential tax implications relating to the stock option grants will not have a material impact on the Company’s financial position.

These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding its financial and operational prospects, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to integrate AAT’s operations with the Company’s operations and capitalize on the anticipated synergies of the AAT acquisition, (4) the Company’s ability to retain current lessees on towers, including its ability to deal with the impact, if any, of recent consolidation among wireless service providers, (5) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (6) the Company’s ability to maintain or decrease expenses and cash capital expenditures, (7) the Company’s ability to access sufficient capital to fund its operations, (8) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (9) the continued dependence on towers and outsourced site development services by the wireless carriers, and

(10) the Company’s ability to build approximately 15 new towers in the fourth quarter of 2006. With respect to its expectations regarding pending tower acquisitions these factors also include satisfactorily completing due diligence, and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new tower builds these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis. With respect to the Company’s expectations regarding its stock option review, these factors include (i) that the Company may not have accurately estimated the amount of non-cash compensation charges, (ii) that the Company may be required to restate certain of its historical financial statements and (iii) that the tax impact of the change in measurement dates or the additional charges could have a material impact on the Company’s financial position.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation, accretion, and amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site leasing segment		Site development segment
	For the three months ended September 30,		For the three months ended September 30,
	2006	2005	2006	2005
	($ in thousands)
Segment revenue	$74,412	$41,104	$23,760	$24,917
Segment cost of revenue (excluding depreciation, accretion and amortization)	(20,882)	(11,694)	(21,272)	(23,311)

Segment Operating Profit (1)	$53,530	$29,410	$2,488	$1,606

Segment Operating Profit Margin	71.9%	71.6%	10.5%	6.4%

(1)	Segment Operating Profit for the three months ended December 31, 2006 and fiscal year 2006 will be calculated in the same manner.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our 2006 Outlook, includes disclosures regarding Tower Cash Flow and Tower Cash Flow margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The reconciliation of Tower Cash Flow is as follows:

	For the three months ended September 30,
	2006	2005
	($ in thousands)
Site leasing revenue	$74,412	$41,104

Site leasing cost of revenue (excluding depreciation, accretion and amortization)	(20,882)	(11,694)

Site Leasing Segment Operating Profit	53,530	29,410
Non-cash leasing revenue	(2,056)	(524)
Non-cash-ground lease expense	2,178	956

Tower Cash Flow(1)	$53,652	$29,842

(1)	Tower Cash Flow for the three months ended December 31, 2006 and fiscal year 2006 will be calculated in the same manner.

The calculation of Tower Cash Flow margin is as follows:

	For the three months ended September 30,
	2006	2005
	($ in thousands)
Site leasing revenue	$74,412	$41,104
Non-cash leasing revenue	(2,056)	(524)

Site leasing revenue minus non-cash revenue	$72,356	$40,580

Tower Cash Flow	$53,652	$29,842
Tower Cash Flow Margin	74.2%	73.5%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release, including our 2006 Outlook, includes disclosures regarding Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, and loss from write off of deferred financing fees and extinguishment of debt, other expense and excluding non-cash leasing revenue, non-cash ground lease expense, other income and one-time costs related to transition and integration costs in connection with the AAT acquisition. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the sum of total revenue minus non-cash leasing revenue. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin is intended to be an alternative measure of operating income or operating income margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin have certain material limitations, including the following:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations.

* They do not include depreciation, accretion and amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations.

* They do not include provision for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations.

* They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense / income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

* They do not include one-time costs related to transition and integration costs in connection with the AAT acquisition. Because these items are indicative of actual expenses incurred by the Company, any measure that excludes these costs has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended September 30,
	2006	2005
	($ in thousands)
Loss from continuing operations	$(24,139)	$(14,447)
Interest income	(1,038)	(244)
Interest expense	31,569	16,959
Provision for taxes (1)	360	354
Depreciation, accretion and amortization	38,959	21,673
Asset impairment and other charges	(357)	15
Non-cash compensation	1,510	108
Loss from write off of deferred financing fees and extinguishment of debt	34	—
Non-cash leasing revenue	(2,056)	(524)
Non-cash ground lease expense	2,178	956
Other	(112)	(19)
AAT one-time transition and integration expenses	549	—

Adjusted EBITDA(2)	$47,457	$24,831

Annualized Adjusted EBITDA(3)	$189,828	$99,324

(1)	For the three months ended September 30, 2006, this amount includes $167 franchise taxes reflected on the statement of operations in selling, general and administrative expenses.
(2)	Adjusted EBITDA for the three months ending December 31, 2006 and fiscal year 2006 will be calculated in the same manner.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA margin is as follows:

	For the three months ended September 30,
	2006	2005
	($ in thousands)
Total revenues	$98,172	$66,021

Non-cash leasing revenue	(2,056)	(524)

Total revenue minus non-cash revenue	$96,116	$65,497

Adjusted EDITDA(1)	$47,457	$24,831

Adjusted EBITDA Margin	49.4%	37.9%

(1)	Adjusted EBITDA for the three months ended December 31, 2006 and fiscal year 2006 will be calculated in the same manner.

Net Debt and Leverage Ratio

This press release includes disclosures regarding Net Debt and Leverage Ratio. Net Debt is defined as debt minus cash and cash equivalents, restricted cash and short-term investments. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition. The Non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically these measurements exclude cash and cash equivalents, restricted cash and short-term investments thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio are as follows:

September 30, 2006
($ in thousands)
Long term debt, including current portion	$1,505,000
Less:
Cash and cash equivalents, restricted cash and short-term investments	(51,922)

Net debt	$1,453,078

Divided by:
Annualized Adjusted EBITDA	$189,828

Leverage ratio	7.7x

Equity Free Cash Flow

This press release, including our 2006 Outlook, also includes disclosures regarding Equity Free Cash Flow which is a non-GAAP financial measure. Equity Free Cash Flow is defined as Adjusted EBITDA minus net interest expense, non-discretionary cash capital expenditures and cash taxes. We have changed our definition starting in the first quarter of 2006, which used to be based on cash flow from operating activities, to improve the quality of comparability to prior periods by eliminating timing differences of cash receipts and disbursements in our site development segment that can cause wide but temporary swings in results. We discuss Equity Free Cash Flow because we believe that this measure is an indicator of the amount of cash produced by our business and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP.

The use of Equity Free Cash Flow has certain material limitations. Specifically this measurement does not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculation of Equity Free Cash Flow is based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured.

We compensate for this limitation by using Equity Free Cash Flow as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow is as follows:

	For the three months ended September 30,
	2006	2005
	($ in thousands)
Adjusted EBITDA	$47,457	$24,831
Net interest expense(1)	(25,963)	(16,015)
Non-discretionary cash capital expenditures	(1,924)	(1,339)
Cash taxes	(720)	(419)

Equity Free Cash Flow(2)	$18,850	$7,058

(1)	Excludes amortization of deferred financing fees and the impact of interest rate hedges, and includes non-cash accretion on 9 3/4% senior discount notes.
(2)	Equity Free Cash Flow for the three months ending December 31, 2006 and fiscal year 2006 will be calculated in the same manner.

CONSOLIDATED STATEMENTS OF OPERATIONS(3)

($ in thousands)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Site leasing	$74,412	$41,104	$181,755	$118,380
Site development	23,760	24,917	72,597	69,192

Total revenues	98,172	66,021	254,352	187,572

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization):
Site leasing	20,882	11,694	50,380	35,431
Site development	21,272	23,311	66,213	65,547
Selling, general and administrative(1) (2)	10,908	6,725	31,331	21,037
Restructuring and asset impairment charges	(357)	15	(357)	288
Depreciation, accretion and amortization	38,959	21,673	93,140	64,960

Total operating expenses	91,664	63,418	240,707	187,263

Operating income from continuing operations	6,508	2,603	13,645	309

Other income (expense):
Interest income	1,038	244	2,846	988
Interest expense	(27,085)	(10,230)	(55,783)	(30,661)
Non-cash interest expense	—	(6,028)	(6,845)	(20,771)
Amortization of debt issuance costs	(4,484)	(701)	(8,733)	(2,045)
Write-off of deferred financing fees and extinguishment of debt	(34)	—	(53,872)	(9,730)
Other	112	19	324	475

Total other expense	(30,453)	(16,696)	(122,063)	(61,744)

Loss from continuing operations before provision for income taxes	(23,945)	(14,093)	(108,418)	(61,435)

Provision for income taxes	(194)	(354)	(564)	(931)

Loss from continuing operations	(24,139)	(14,447)	(108,982)	(62,366)

Gain (loss) from discontinued operations, net of income taxes	—	3	—	(46)

Net loss	$(24,139)	$(14,444)	$(108,982)	$(62,412)

(1)	Includes $1,460, $108, $3,945, and $323 of non-cash compensation for the three months ended September 30, 2006 and 2005 and for the nine months ended September 30, 2006 and 2005, respectively.
(2)	Includes $549 and $1,855 of AAT one-time transition and integration expenses for the three and nine months ended September 30, 2006, respectively.
(3)	Excludes the impact of the Company’s review of stock option grants.

	For the three months Ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0.23)	$(0.19)	$(1.14)	$(0.89)
Gain (loss) from discontinued operations	—	—	—	—

Net loss per common share	$(0.23)	$(0.19)	$(1.14)	$(0.89)

Weighted average number of common shares	103,733	74,487	95,922	70,060

Other Data:
Tower Cash Flow	$53,652	$29,842

Adjusted EBITDA	$47,457	$24,831

Equity Free Cash Flow	$18,850	$7,058

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

($ in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$40,415	$45,934
Short-term investments	—	19,777
Restricted cash	11,507	19,512
Accounts receivable, net of allowances of $1,754 and $1,136 in 2006 and 2005, respectively	22,544	17,533
Other current assets	28,933	29,432

Total current assets	103,399	132,188

Property and equipment, net	1,105,849	728,333
Deferred financing fees, net	16,074	19,931
Intangible assets, net	723,495	31,491
Other assets	51,857	40,593

Total assets	$2,000,674	$952,536

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$29,296	$32,827
Interest payable	1,288	3,880
Short-term debt	1,100,000	—
Other current liabilities	34,866	15,436

Total current liabilities	1,165,450	52,143

Long-term liabilities:
Long-term debt	405,000	784,392
Deferred revenue	597	302
Other long-term liabilities	43,117	34,268

Total long-term liabilities	448,714	818,962

Shareholders’ equity	386,510	81,431

Total liabilities and shareholders’ equity	$2,000,674	$952,536

(1)	Excludes the impact of the Company’s review of stock option grants.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

(unaudited)

	For the three months ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,139)	$(14,444)
Depreciation, accretion and amortization	38,959	21,673
Other non-cash items reflected in Statements of Operations	5,753	6,859
Loss from write-off of deferred financing fees and extinguishment of debt	34	—
Changes in operating assets and liabilities	(7,488)	4,291

Net cash provided by operating activities	13,119	18,379

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of AAT Communications Corp., net of cash acquired	(1,328)	—
Capital expenditures	(6,877)	(6,212)
Acquisitions and related earn-outs	(29,000)	(22,803)
Proceeds from sale of fixed assets	113	224
(Payment) receipt of restricted cash	(221)	419

Net cash used in investing activities	(37,313)	(28,372)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	1,054	1,303
Fees paid relating to equity issuances	(7)	(62)
Release of restricted cash relating to CMBS1-Trust	2,033	—
Deferred financing fees paid relating to CMBS1-Trust	(33)	—
Proceeds from senior credit facility, net of financing fees paid	—	16,919
Repayment of senior credit facility and 8 1/2% senior notes	(34)	(5,812)

Net cash provided by financing activities	3,013	12,348

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(21,181)	2,355
CASH AND CASH EQUIVALENTS:
Beginning of period	61,596	21,122

End of period	$40,415	$23,477

	For the three months ended Sept. 30, 2006	For the nine months ended Sept. 30, 2006
	($ in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$4,580	$11,595

Operating tower expenditures:
Tower upgrades/augmentations	373	2,962
Maintenance/improvement capital expenditures	1,211	2,318

	1,584	5,280

General corporate expenditures	713	2,664

Total cash capital expenditures	$6,877	$19,539